                                 EXHIBIT 99.1 TO

                                    FORM 10-K

                                    FORM 11-K

                                  ANNUAL REPORT

                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934

              For the Fiscal Years Ended December 31, 2000 and 1999





                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                 ----------------------------------------------
                            (Full title of the plan)


                            ROYAL APPLIANCE MFG. CO.
                            ------------------------
          (Name of issuer of the securities held pursuant to the plan)


                    7005 COCHRAN ROAD, GLENWILLOW, OHIO 44139
                    -----------------------------------------
                     (Address of principal executive office)

                          INDEX OF FINANCIAL STATEMENTS

                                                                                                            PAGES
                                                                                                            -----

Report of Independent Accountants                                                                             2

Financial Statements:

  Statements of Net Assets Available for Plan
    Benefits at December 31, 2000 and 1999                                                                    3

  Statements of Changes in Net Assets Available for
    Plan Benefits for the years ended December 31, 2000 and 1999                                              4

Notes to Financial Statements                                                                               5-9


Supplemental Schedules:

   Schedule of Assets Held for Investment Purposes
      as of December 31, 2000                                                                                10

   Schedule of Reportable Transactions for the year
       ended December 31, 2000                                                                               11

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees of the
  Royal Appliance 401(k) Retirement Savings Plan

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of Royal Appliance 401(k) Retirement Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2000 and reportable transactions for the year ended December 31, 2000, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Cleveland, Ohio
March 12, 2001

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                             DECEMBER 31,
                                                            ---------------------------------------------
                                                                    2000                     1999
                                                            ---------------------     -------------------

                          ASSETS

Investments
      Invested Assets                                                $17,038,617             $18,155,777
      Amounts due to plan from participants                              882,555                 794,202
      Cash & Cash Equivalents                                              1,032                   5,113
                                                            ---------------------     -------------------
           Subtotal                                                   17,922,204              18,955,092

Contributions Receivable                                                 376,515                 267,500
                                                            ---------------------     -------------------

           Net Assets Available For Plan Benefits                    $18,298,719             $19,222,592
                                                            =====================     ===================




    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                               FOR YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                               2000                     1999
                                                                        -------------------      -------------------
Additions:

      Contributions and Contributions Receivable:
            Company Contributions                                               $1,063,022                 $905,824
            Employee Pre-tax Contributions                                       1,413,019                1,188,307
            Participants' Voluntary After-tax Contributions                          3,315                    3,759
            Transfer From Other Plan                                                71,522                  211,939
                                                                        -------------------      -------------------
                   Total Contributions                                           2,550,878                2,309,829

      Miscellaneous Income                                                           9,465                    4,724

      Investment Income:
            Interest and Dividends                                                 251,278                  205,994

            Net (Depreciation) Appreciation in Fair Market Value                (1,540,347)               3,064,759

            Loans to Participants, Net                                                   -                   (6,280)
                                                                        -------------------      -------------------

                   Total Additions                                               1,271,274                5,579,026

Deductions:

      Benefits Paid to Participants                                              2,185,812                1,372,249
      Miscellaneous Fees                                                             9,335                    1,194
                                                                        -------------------      -------------------

                   Net (Deductions) Additions                                     (923,873)               4,205,583

      Net Assets Available for Plan Benefits, Beginning of Year                 19,222,592               15,017,009
                                                                        -------------------      -------------------

      Net Assets Available for Plan Benefits, End of Year                      $18,298,719              $19,222,592
                                                                        ===================      ===================

    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION AND BENEFITS:

The following brief description of the Royal Appliance 401(k) Retirement Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Summary Plan Description for more complete information.

     GENERAL - The Plan is a defined contribution plan covering substantially all employees of Royal Appliance Mfg. Co. (the "Company"). Employees who attain age 18 and complete at least six months of service are eligible to become participants in the Plan.

     On December 27, 1991, the Company filed Form S-8 with the Securities and Exchange Commission (SEC) allowing participants in the Plan to invest in Common Shares of the Company. This investment option was available as of February 1, 1992. As a result, the Plan is now required to comply with the reporting provisions of the SEC Form 11-K.

     CONTRIBUTIONS - Contributions consist of employer matching, employer profit sharing, salary reduction, voluntary after-tax contributions, and rollover contributions.

     Effective January 1, 1999, the Company amended the Plan to adopt the safe harbor match contribution formula. During 2000 and 1999, employer matching contributions are 100% of the first 3% of salary reduction contributions and 50% of the next 2% of salary reduction contributions.

     The employer profit sharing contribution is discretionary based on amounts as authorized by the Board of Directors. All employer contributions have been made in the form of cash. Salary reduction contributions may range from 1% to 15% of qualified compensation subject to annual I.R.S. limits. Participants may also make voluntary after-tax contributions of up to 10% of their annual compensation in addition to the contribution through salary reduction. Rollover contributions are also permitted.

     INVESTMENT OF FUNDS - Effective September 1, 1999, Delaware Management Trust Company ("Delaware"), an affiliate of Lincoln National Corporation, became the trustee and recordkeeper of the Plan. Prior to September 1, 1999, all investment transactions were executed by National City Trust ("National City"), an affiliate of National City Corporation.

     Each participant may elect among the following investment vehicles:

     A. INSTITUTIONAL INVESTORS' STABLE ASSET FUND - seeks to provide income and stability of principal by investing in guaranteed investment contracts (GIC's) or similar instruments issued by insurance companies and/or banks. This investment option was discontinued effective November 1999.

     B. STRONG GOVERNMENT SECURITIES FUND - seeks to provide a high level of current income by investing in securities issued or guaranteed by the U.S. government.

     C. FIDELITY PURITAN FUND - seeks to maximize income, with growth of capital being a secondary objective. Invests in high-yielding securities, including common stocks, preferred stocks and bonds.

     D. VANGUARD 500 INDEX FUND - seeks to return investment results that correspond to the price and yield performance of the S&P 500 index. The investment option was replaced with the Delaware S&P 500 Index Fund effective April 2000.

     E. TEMPLETON INSTITUTIONAL FOREIGN EQUITY MUTUAL FUND - seeks long term growth of capital by investing in companies generally located in foreign countries.

                 ROYAL APPLIANCE 401(K) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

     1.   PLAN DESCRIPTION AND BENEFITS (CONTINUED):

     F. DODGE & COX BALANCED FUND - seeks income, conservation of principal, and long-term growth of principal and income by investing in equity securities and bonds. This investment option was discontinued effective September 1999.

     G. DAVIS NEW YORK VENTURE FUND - seeks long term capital growth by investing in securities that have above average appreciation potential. This investment option was discontinued effective September 1999. However, during January 2001, this investment option was reinstated.

     H. BLACKROCK SMALL CAPITALIZATION GROWTH FUND - seeks long-term capital growth by investing in stocks of small companies with earnings growth momentum and relative price strength.

     I. MAS SMALL CAPITALIZATION VALUE PORTFOLIO - seeks long-term capital growth by investing in stocks of small companies with stocks selling at discounted price/earnings valuations.

     J. DELAWARE PRESERVATION ACCOUNT - seeks to provide a high degree of safety, stable principal value and consistent and positive returns.

     K. DELAWARE GROWTH AND INCOME FUND - seeks total return by providing capital appreciation potential plus dividend income. Invests in common stocks that have a better yield than the average dividend yield of the S&P 500 Index.

     L. DELAWARE DEVON FUND - seeks stocks in "transition" from value to growth and/or mid-cap to large-cap. Identifies stocks with the potential for above average dividend growth. During January 2001, this investment option was discontinued and the participant funds were transferred to the Davis New York Venture Fund.

     M. DELAWARE SELECT GROWTH FUND - seeks securities with high, consistent and accelerating earnings. Targets companies with earnings growth rates of 20% or more with capitalization of at least $300 million.

     N. DELAWARE S&P 500 INDEX FUND - seeks to return investment results that correspond to the price and yield performance of the S&P 500 Index.

     O. ROYAL STOCK FUND - This fund is comprised exclusively of Common Shares, without par value of the Company (Common Shares). Each participant electing to purchase Common Shares through the Stock Fund is permitted to vote such Common Shares in the same manner as any other shareholder and is furnished proxy materials to such effect. If a participant does not vote their proxy, the Trustee votes the proxy for the participant's Common Shares. Common Shares purchased under the Account are generally purchased on the open market for cash. The price of Common Shares purchased on the open market is priced for each participant's account at an average purchase price of all shares purchased, plus brokerage fees, taxes, commissions and expenses incident to the purchase, unless it is determined that the Company will bear these costs. No more than 50% of a participant's contributions may be invested in the Royal Stock Fund.

     Participants can allocate their contribution between the Funds in various percentages, which can be changed on a daily basis throughout the year.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION AND BENEFITS (Continued):

     VESTING - All contributions are 100% vested and non-forfeitable.

     DISTRIBUTIONS AND WITHDRAWALS - Loans and hardship withdrawals are permitted pursuant to the terms of the Plan. In addition, participants may make hardship withdrawals from the voluntary after-tax contribution account by filing a written request at least thirty (30) days in advance.

     Participants and their beneficiaries are entitled to receive a distribution of their account balances upon death, disability, termination of employment prior to retirement, or retirement. Distributions may be made in a lump sum or periodic payments, as may be elected by the participants or their beneficiaries, subject to the terms of the Plan.

     NET (DEPRECIATION) APPRECIATION IN FAIR MARKET VALUE OF ASSETS - The Plan presents, in the Statements of Changes in Net Assets Available for Plan Benefits, the net (depreciation) appreciation in the fair market value of its investments, which consist of realized gains or losses and unrealized (depreciation) appreciation. Total realized gains for 2000 and 1999 were $1,331,442 and $1,864,920, respectively, and the unrealized (depreciation) appreciation was ($2,871,789) and $1,199,839 for 2000 and 1999,
     respectively.

     EXPENSES - Administrative fees, brokerage fees and other Plan expenses are the responsibility of the Plan. The Company, at its discretion has elected to pay these costs directly.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION - The accompanying financial statements have been prepared on an accrual basis in accordance with accounting principles generally accepted in the United States of America.

     INVESTMENTS - Certain plan assets were maintained in Guaranteed Investment Contracts and Investment Funds and common shares of the Company, as described in Note 1. Contributions and income from investments of each fund are reinvested in the same fund.

     Other investments are valued at fair market value by National City until August 31, 1999, and by Delaware as of December 31, 2000 and 1999, using readily available published market values.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     The following presents the market value of investments that represent 5 percent or more of the Plan's net assets:

                                                                                      DECEMBER 31,
                                                                          --------------------------------------
                                                                               2000                  1999
                                                                          --------------------------------------

Fidelity Purtian Fund, 121,164 and
127,549 shares, respectively                                                  $2,281,522             $2,427,266

Templeton Institutional Foreign Equity Mutual Fund, 82,275
and 74,350 shares, respectively                                                1,394,568              1,600,751

Blackrock Small Capitalization Growth Fund
153,044 and 108,807 shares, respectively                                       3,083,847              3,564,524

Delaware Devon Fund, 94,061 and
118,765 shares, respectively                                                   1,607,509              2,344,424

Delaware Preservation Fund, 131,228 and
145,422 shares, respectively                                                   1,996,640              2,091,024

Delaware Select Growth Fund, 33,729 and
15,261 shares as of 12/31/00                                                   1,021,988                593,654

Delaware S&P 500 Index Fund, 422,653
shares as of 12/31/00                                                          3,271,334                      -

Vanguard 500 Index Fund, 25,915
shares as of 12/31/99                                                                  -              3,507,075

     USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits and changes, therein. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES - The Plan provides for various investment options in any combination of Guaranteed Investment Contracts, Investment Funds and common shares of the Company. Investments are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of those investments in the near term could materially affect participants' account balances and the amounts reported in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

3.   INCOME TAX STATUS:
     -----------------

     The Internal Revenue Service (IRS) has issued a favorable determination letter dated June 20, 1995, with respect to the Plan's qualified status, as amended, under Section 401(a) of the Internal Revenue Code (Code). As such, the trust established thereunder is exempt from Federal income taxes under
     Section 501(a) of the Code. All withdrawals, with the exception of after tax employee contributions, are taxable to the participants of the Plan.

4.   RIGHT TO TERMINATE:
     ------------------

     Although it has not expressed any interest to do so, the Company has the right to terminate the Plan at any time.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
          ITEM 27 (a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 2000

                                                   Description of investment including
          Identity of issue,                    maturity date, rate of interest, collateral,
  borrower, lessor, or similar party                       par or maturity value                   Cost              Market Value
-----------------------------------------     ----------------------------------------------     -------------     ----------------
Strong Government Securities Fund                              Mutual Fund                           $641,616             $672,787
Fidelity Puritan Fund                                          Mutual Fund                          2,298,311            2,281,522
Delaware S&P 500 Index Fund                                    Mutual Fund                          3,402,059            3,271,334
Templeton Institutional Foreign
  Equity Mutual Fund                                           Mutual Fund                          1,693,354            1,394,568
Blackrock Small Capitalization Growth Fund                     Mutual Fund                          4,575,624            3,083,846
MAS Small Capitalization Value Portfolio                       Mutual Fund                            856,478              769,583
Royal Stock Fund                                              Common Stock                            960,985              688,427
Royal Cash Fund                                                Mutual Fund                              1,032                1,032
Delaware Devon Fund                                            Mutual Fund                          1,845,266            1,607,509
Delaware Preservation Account                                  Mutual Fund                          1,898,158            1,996,640
Delaware Select Growth Fund                                    Mutual Fund                          1,351,676            1,021,988
Delaware Growth & Income Fund                                  Mutual Fund                            228,951              250,413
Participant Loans                              Various maturity dates; interest prime plus            882,555              882,555
                                                                                                 -------------     ----------------
                                                                                                  $20,636,065          $17,922,204

                ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
               ITEM 27 (d) - SCHEDULE OF REPORTABE TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                                        Purchase            Selling
Identity of Party Involved                   Description of Asset                         Price               Price
--------------------------------    -------------------------------------------    -----------------   -----------------
Series of Transactions              Delaware S&P 500 Index Fund                          $3,953,925                  $-

                                    Blackrock Small Capitalization Growth Fund            1,699,737                   -

                                    Delaware Select Growth Fund                           1,084,686                   -

                                    Delaware Preservation Account                                 -             836,074

                                    Vanguard 500 Index Fund                                       -           3,568,529

                                                                                           Current Value
                                                                                            of asset on
                                                                           Cost of           transaction          Realized Gain
Identity of Party Involved               Description of Asset              Asset                date              (Loss) on Sale
----------------------------    -----------------------------------    ---------------   -------------------    ------------------
Series of Transactions          Delaware S&P 500 Index Fund                $3,953,925            $3,953,925             $       -

                                Blackrock Small Capitalization              1,699,737             1,699,737                     -
                                Growth Fund

                                Delaware Select Growth Fund                 1,084,686             1,084,686                     -

                                Delaware Preservation Account                 819,215               836,074                16,859

                                Vanguard 500 Index Fund                     3,851,131             3,568,529             (282,602)

 This schedule includes transactions or series of transactions in excess of 5%
                    of the current value of the plan assets.